Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

February 2, 2024

To the Board of Directors and Shareholders of Flex Ltd.
2 Changi South Lane
Singapore 486123

We are aware that our report dated February 2, 2024, on our review of the interim financial information of Flex Ltd. and its subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, is incorporated by reference in Registration Statement Nos. 333-273790, 333-248470, 333-220002, and 333-207325 on Form S-8 and Registration Statement No. 333-256716 on Form S-3ASR.

/s/ DELOITTE & TOUCHE LLP

San Jose, California